EXHIBIT TO ITEM 77(Q)(1)(A)

Copies of any material amendments to the registrant's charter or by-laws


STERLING CAPITAL FUNDS
(Formerly, the BB&T Funds)

AMENDMENT NO. 1 TO
THE AMENDED AND RESTATED AGREEMENT AND
DECLARATION OF TRUST DATED FEBRUARY 1, 2011

April 5, 2016

      The undersigned, being at least a majority of the Trustees of Sterling Capital Funds (the "Trust"), hereby amend the Trust's Amended and Restated Agreement and Declaration of Trust (the "Declaration of Trust"), a copy of which is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, in accordance with
Section 7 of Article IX of the Declaration of Trust, as follows:

1.	Section 9 of Article IX of the Declaration of Trust is
hereby deleted in its entirety and replaced with the following language:
"The principal office for this Trust is located at 3605 Glenwood Avenue, Suite 100, Raleigh, North
Carolina 27612."

2.	Section 10 of Article IX of the Declaration of Trust
is hereby deleted in its entirety and replaced with the following language:

"The Trustees are located at 3605 Glenwood Avenue,
Suite 100, Raleigh, North Carolina 27612."
      The foregoing amendment shall be effective as of the time it is filed with the Secretary of State of the Commonwealth of Massachusetts.

[THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK]



      IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the day and year first above written.



Drew T. Kagan


Laura C. Bingham


Alexander W. McAlister


Alan G. Priest


James L. Roberts


Douglas R. Van Scoy











Signature page to the Amendment to the Declaration of Trust